Exhibit 5.1

June 29, 2017 Blue Apron Holdings, Inc. 5 Crosby Street New York, New York 10013	+1 617 526 6000 (t) +1 617 526 5000 (f) wilmerhale.com

Re:  2017 Equity Incentive Plan and Blue Apron Holdings, Inc. 2012 Equity Incentive Plan

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act by Blue Apron Holdings, Inc., a Delaware corporation (the “Company”), of (i) an aggregate of 36,571,349 shares of the Company’s Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), subject to issuance by the Company (a) upon the exercise or settlement of awards granted under the Company’s 2017 Equity Incentive Plan (the “2017 Plan”), and (b) pursuant to the conversion of shares of the Company’s Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock”), subject to outstanding options awarded under the Company’s Blue Apron Holdings, Inc. 2012 Equity Incentive Plan (the “2012 Plan”), and (ii) an aggregate of 11,085,363 shares of Class B Common Stock that are subject to issuance by the Company upon the exercise or settlement of awards granted under the 2012 Plan.

The 36,571,349 shares of Class A Common Stock described in clause (i) of the preceding paragraph and the 11,085,363 shares of Class B Common Stock described in clause (ii) of the preceding paragraph are collectively referred to herein as the “Shares”, and the 2017 Plan and the 2012 Plan are collectively referred to herein as the “Plans.”

We have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plans, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ David A. Westenberg
David A. Westenberg, a Partner